EXHIBIT 10.1

TERMINATION, SETTLEMENT AND RELEASE AGREEMENT

This Termination, Settlement and Release Agreement (the “Agreement”) is made as of the 6th  day of October, 2017 (the “ Effective Date “), regardless of when it is executed, by and among SCS Corporation Ltd. (“SCS”),  and  South Atlantic Petroleum Ltd.  (“ SAPETRO “). SCS and SAPETRO are sometimes collectively referred to herein as the “ Parties, “ or individually as a “ Party ”.

WHEREAS SCS and SAPETRO, each hold 50% of the participating interests; that certain Hydrocarbons Production Sharing Contract between the Republic of Guinea and SCS dated  September 22, 2006; as amended by that certain (a) Amendment No. 1 to the Hydrocarbons Production Sharing Contract between the Republic of Guinea and SCS dated March 25, 2010, (b) that certain Second Amendment to the Hydrocarbons Production Sharing Contract between the Republic of Guinea and SCS dated September 15, 2016 and (c) that certain Third Amendment to the Hydrocarbons Production Sharing Contract between the Republic of Guinea, SAPETRO and SCS dated April 12, 2017  (as amended, the “PSC”).

WHEREAS on 2nd June 2017, SCS and SAPETRO entered into a Joint Operating Agreement in respect of the PSC (“JOA”).

WHEREAS, on 20 September 2017, SAPETRO gave notice to SCS of its withdrawal from the JOA pursuant to the terms of the JOA (“Withdrawal”).

WHEREAS, SAPETRO and SCS have agreed the final settlement in respect of the JOA and wish to agree the effective date of the Withdrawal, as between the SAPETRO and SCS and terminate the JOA on the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual releases and agreements, covenants, and provisions contained in this Agreement, the receipt, sufficiency, and adequacy of which are expressly acknowledged by the Parties’ signatures affixed below, this Agreement is hereby agreed by and between the Parties.

Unless otherwise defined, capitalized terms used in this Agreement have the meaning given to them in the JOA.

In consideration of the mutual promises and mutual releases in this Agreement, the Parties agree as follows:

ARTICLE I

SETTLEMENT

1.1          Pursuant to Article 13.4 of the JOA, SAPETRO, following the Withdrawal, remains liable for an amount of (i) USD$ 4,786,431.54 representing SAPETRO’s share of obligation for the Joint Operations under the JOA and PSC  and  (ii) USD$ 137,500 representing SAPETRO’s share of training budget agreed with the Government of Guinea (collectively referred to as “Final Settlement Sum”).

1.2          SCS represents and warrants to SAPETRO that training budget is the only outstanding obligation to the Government of Guinea under the PSC and, upon payment of SAPETRO’s share, SCS has agreed to administer the training budget on behalf of SAPETRO and SCS in fulfillment of the PSC requirements.

1.3          Within seven (7) Business Days of the date of this Agreement SAPETRO shall pay to SCS an amount equal to the Final Settlement Sum of USD $4,923,931.54, into the following account:

ARTICLE II

TERMINATION

On payment of the Final Settlement Sum, the JOA shall terminate in accordance with Article 2.1(c) of the JOA.

ARTICLE III

RELEASES

3.1          Notwithstanding any provision in the JOA and PSC, SCS on behalf of itself and its parents, subsidiaries, directors, representatives, successors, assigns, agents, or employees, hereby (i) acknowledges that SAPETRO has no further liability under the JOA and the PSC; and (ii)fully, finally, completely and absolutely RELEASES, ACQUITS AND FOREVER DISCHARGES SAPETRO (including each of its Affiliates and subsidiaries) and any and all related entities (collectively, the “ Entities “), their parents, subsidiaries, directors, representatives, successors, assigns, agents, or employees (any directors, officers and employees of a Party being a “Related Party”) of and from any and all past, present or future claims, demands, obligations, remedies, actions, causes of actions, choses in action, rights, debts, liabilities, counter-claims, set-offs, contracts, damages, punitive damages, costs, expenses, losses, attorneys’ fees, costs of court, costs of arbitration, or compensation of any kind or nature whatsoever, whether known or unknown, direct or indirect, fixed or contingent, in law, by statute, by regulation, by court order, by arbitral tribunal order or in equity whether based in tort, contract, equity, or any other theory of recovery, that SAPETRO and its parents, subsidiaries, directors, representatives, successors, assigns, agents, or employees, and all those at interest therewith, ever had, now has, or hereafter can, shall, or may have, that arise from or relate to the JOA, the PSC, and/or any other agreements or understandings between/or among the Parties. SCS hereby releases all claims including, but not limited to, causes of action for injunctive relief, specific performance, breach of contract, breach of the duty of good faith and fair dealing, declaratory relief, actual damages, punitive damages and any associated costs, attorneys’ fees, or interest (“Released Claims”).

3.3          For the avoidance of doubt, the Parties shall continue to take all steps to implement the Withdrawal as soon as reasonably practicable and shall execute and deliver all necessary instruments and documents to assign SAPETRO’s fifty per cent (50%) Participating Interest to SCS in accordance with the JOA.

ARTICLE IV

INDEMNITIES

4.1          SCS hereby indemnifies, and shall keep indemnified, SAPETRO against all costs and damages (including its entire legal expenses) incurred in all future actions, claims and proceedings in respect of:

a.              any of the Released Claims which SCS or any of its Entities or Related Parties may bring against SAPETRO or SAPETRO’s Entities or Related Parties.

b.              any and all actions, claims, rights or causes of actions, demands, counterclaims and set-offs which SCS or any of its Entities or Related Parties has or may have or hereafter can, shall or may have against SAPETRO or SAPETRO’s Entities or Related Parties arising under or out of or in connection with or in relation to the JOA, PSC or the performance thereof and however arising, in any jurisdiction, whether at law or in equity or of whatsoever nature and whether past, present or future and whether or not presently known or unknown to the parties of the law; and

ARTICLE V

MISCELLANEOUS PROVISIONS

Notwithstanding the termination of the JOA, Articles 17 to 19 of the JOA shall apply to this Agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO SETTLEMENT AGREEMENT]

SCS Corporation Ltd.

/s/ Ray Leonard
By: Ray Leonard
Its: Director

South Atlantic Petroleum Ltd.

/s/ Dale Rollins
By: Dale Rollins
Its: Managing Director